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                                                                 EXHIBIT 10.58

                                  LICENSE AGREEMENT

          This License Agreement (hereinafter referred to as this "Agreement"), effective as of March 17, 1998 (the "Effective Date"), is entered into by and between The Penn State Research Foundation (the "Licensor") and Pacific Pharmaceuticals, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company").

          WHEREAS, the Licensor is the owners of U.S. Patent #'s 5,091,430, 5,358,952, 5,352,669, 5,525,606 and U.S. Patent Application # 08/620/969,
filed on March 25, 1996, U.S. Patent Application # 08/255/190, filed on June 7, 1994 and Divisional U.S. Patent Application # 08/661/923, filed on June 11, 1996 (divisional of U.S. Patent #5,525,606); and

          WHEREAS, the Licensor represents that it has full power and authority to enter into this Agreement on behalf of itself as well as the National Institute of Health, Case Western Reserve University and ARCH Development Corporation pursuant to the Interinstitutional Agreements attached hereto as Exhibit B; and

          WHEREAS, the Licensor may discover or develop additional intellectual property, technical information or proprietary rights which may be subject to the terms of this Agreement through the continuing work of Drs. Anthony Pegg, Robert Moschel, Eileen Dolan and Stanton Gerson (collectively the "Principal Investigators"), or such other principal investigators as may be designated by the parties;

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          WHEREAS, the Company now desires to obtain a license to the
Invention, under the initial application and to further developments arising out of the Sponsored Research (as defined below), upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, it is agreed as follows:

                               ARTICLE 1 - DEFINITIONS

          For the purposes of this License Agreement, the following words and phrases shall have the following meanings:

          1.1 The "Company" shall mean Pacific Pharmaceuticals, Inc., a Delaware corporation.

          1.2 "Affiliate" shall mean, with respect to any Entity (as hereinafter defined), any Entity that directly or indirectly controls, is controlled by, or is under common control with such Entity.

                 1.2.1 "Control" shall mean, for this purpose, direct or indirect control of more than fifty percent (50%) of the voting securities of an Entity or, if such Entity does not have outstanding voting securities, more than 50% of the directorships or similar positions with respect to such Entity.

                 1.2.2 "Entity" shall mean any corporation, association, joint venture, partnership, trust, university, business, individual, government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

          1.3 "Patent Rights" shall mean all U.S. and foreign patents and patent applications set forth in Appendix I;

                 1.3.1 Any other United States and/or foreign, patent applications and/or patents together with any and all patents issuing thereon, including continuation, divisional and re-issue applications and continuation-in-part applications and any United States or foreign patents granted upon such applications, which (a) if practiced would infringe the Patent Rights granted hereunder or (b) if patented, would fall within the Patent Rights, and which are based upon inventions or improvements discovered
(x) by the Licensor through, by or under the direct or indirect direction of the Principal Investigator of the Licensor or (y) by any other Principal Investigator where such inventions or improvements involve the treatment of cancer in humans.

                 1.3.2 Any other United States and/or foreign, patent applications and/or patents together with any and all patents issuing thereon, including continuation, divisional and re-issue applications and continuation-in-part applications and any United States or foreign patents granted upon such applications discovered by any Principal Investigator where such inventions or improvements arise out of the performance of any Sponsored Research, any and all of which shall be deemed added to Appendix I;

                 1.3.3 Any later-filed United States and/or foreign patent applications based on the patent applications and/or patents listed in Appendix I, or corresponding thereto, including any continuations, continuations-in-part, divisional, reissues, reexaminations, or extensions thereof;

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                 1.3.4   Any United States and/or foreign patents issuing
from any of the foregoing; and

                 1.3.5 Any United States and/or foreign trademark applications filed by or on behalf of the Licensor related to the Invention.

          1.4 "Know-how" shall mean all tangible information (other than that contained in the Patent Rights) whether patentable or not (but which has not been patented) and physical objects that (a) if practiced, would infringe the Patent Rights granted hereunder or (b) if patented, would fall within the Patent Rights, in either case including but not limited to formulations, data, drawings and sketches, designs, testing and test results (including pre-clinical research data developed prior to the execution of this Agreement, which pre-clinical research data shall include, without limitation, all pre-clinical research data supporting the current Initial New Drug Application ("IND") filed by National Cancer Institute ("N.C.I.")) and/or regulatory information of a like nature, provided that any or all of the Co-owners have a right to disclose and license such pre-clinical data and regulatory information to the Company. The term "Know-how" shall expressly exclude (i) N.C.I. clinical data (the "N.C.I. Clinical Data"), which shall be owned solely by the National Institute of Health (the "N.I.H.") and (ii) all data developed under a Cooperative Research and Development Agreement ("CRADA"), which shall be governed by the terms of such CRADA.

          1.5    "Licensed Product(s)" shall mean:

                 1.5.1 Any product which is covered in whole or in part by a Valid Claim contained in the Patent Rights in the country in which the product is made, used, leased or sold;

                 1.5.2 Any product which is manufactured using a process which is covered in whole or in part by a Valid Claim contained in the Patent Rights in the country in which the process is used;

                 1.5.3 Any product which is used according to a method which is covered in whole or in part by a Valid Claim contained in the Patent Rights in the country in which the method is used.

          1.6 "Licensed Process(es)" shall mean any process or method, which is covered, in whole, or in part, by a Valid Claim contained in the Patent Rights in the country in which the process or method is used.

          1.7. "First Commercial Sale" means the initial transfer by or on behalf of the Company, its Affiliate or its sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of the Company, its Affiliate or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

          1.8 "Net Sales" shall mean the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of the Company or any of its Affiliates, and from leasing, renting or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less only the sum of the following:

                 1.8.1   Usual trade discounts to customers;

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                 1.8.2   Sales, tariff duties and/or use taxes directly
imposed and with reference to particular sales;

                 1.8.3 Outbound transportation prepaid or allowed and transportation insurance;

                 1.8.4   Amounts allowed or credited on returns;

                 1.8.5 Bad debt deductions actually written off during the accounting period;

                 1.8.6   Sales commissions; and

                 1.8.7   Packaging and freight charges.

          1.9 "Sponsored Research" shall mean any research conducted in the laboratory of any the Inventors related to the Patent Rights and Know-how and funded by the Company.

          1.10 A "Valid Claim" shall mean any claim of a pending patent application or an issued and unexpired patent.

          1.11 "Co-owners" shall mean the Licensor, the National Institutes of Health, Case Western Reserve University and the University of Chicago.

          1.12 "Foreign Major Market Country" shall mean France, Germany, Italy, the United Kingdom and Japan.


                                  ARTICLE 2 - GRANT

          2.1 The Licensor and the Co-owners hereby grant to the Company and the Company accepts, subject to the terms and conditions of this Agreement a sole and exclusive, worldwide license in all fields of use to practice under the Patent Rights and to utilize the Know-how, and to make, have made, use, lease and/or sell the Licensed Products and to practice the Licensed Processes, to the full end of the term for which the Patent Rights are granted, unless sooner terminated as hereinafter provided.

          2.2 Notwithstanding any other provision contained in this Agreement (a) the Licensor retains an irrevocable, non-exclusive, non-transferrable, royalty-free right to practice and have practiced or to use the Patent Rights and Know-how solely for its internal, non-commercial use; (b) the government of the United States retains an irrevocable, non-exclusive, non-transferrable, royalty-free right to practice and have practiced or to use the Patent Rights and Know-how for or on behalf of the United States or any foreign or international organization under any existing treaty or agreement with the United States for non-commercial use and (c) the United States shall retain such other rights as it may have by law, rule or regulation.

          2.3 To the Co-owners' knowledge and belief, the Co-owners have all right, title, and interest in and to the Patent Rights, including exclusive, absolute, irrevocable right, title and interest thereto, free and clear of all liens, charges, encumbrances or other restrictions or limitations of any kind whatsoever and to the Co-owners' knowledge and belief there are no licenses, options, restrictions, liens, rights of third parties, disputes, royalty obligations, proceedings or claims relating to, affecting, or limiting its rights or the rights of the Company under this Agreement with respect to, or which may lead to a claim of infringement or invalidity

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regarding, any part or all of the Patent Rights and their use as contemplated in the underlying patent applications as presently drafted.

          2.4 To the Co-owners' knowledge and belief there is no claim, pending or threatened, of infringement, interference or invalidity regarding, any part or all of the Patent Rights and their use as contemplated in the underlying patent applications as presently drafted.

          2.5 To the extent that any invention claimed under the Patent Rights were developed with the use of federal funds, the Co-owners have made an effective election of title thereto.

          2.6 The Licensor has disclosed certain information to the Company subject to the terms of the Confidentiality Agreement entered into prior to the execution of this Agreement, some of which information may have been made available to the public without restriction. Accordingly, within sixty (60) days of the Effective Date, the Licensor shall provide the Company with a list of all prior written publications, oral presentations and any other public disclosure of the Patent Rights and/or information covered by Know-how, which list shall be attached hereto as Schedule A.

          2.7 The Licensor grants to the Company the right to grant sublicenses to third- parties under the license granted hereunder, provided that the Company shall remain bound by Section 4.1.2 hereof.

                 2.7.1 Within thirty (30) days after execution or receipt thereof, as applicable, the Company shall provide the Licensor with a copy of each sublicense issued hereunder and shall deliver copies of all royalty reports received by the Company from such sublicensees.

                 2.7.2 The Company shall use its reasonable best efforts to include in any sublicense such language as the N.I.H. may require.

                 2.7.3 The Company shall use its reasonable best efforts to require any sublicensee to agree to the diligence requirements set forth in this Agreement.

                 2.7.4 Upon termination of this Agreement other than by expiration in accordance with paragraph 8.6, any and all sublicenses shall survive such termination.

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                              ARTICLE 3 - DUE DILIGENCE

          3.1 The Company shall use its reasonable best efforts to bring Licensed Products or Licensed Processes to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights and Know-how and continue active, diligent marketing efforts for Licensed Products or Licensed Processes throughout the life of this Agreement generally as outlined in Exhibit A and subject to paragraph 6.6 hereof.

          3.2 The N.I.H. agrees to enter into good faith negotiations of a CRADA pursuant to which, among other things, the N.I.H. shall make available to the Company (x) all N.I.H. Clinical Data relating to any potential Licensed Products or Licensed Processes developed or generated by the N.I.H. prior to the date of the CRADA and (y) all subsequent data developed under such CRADA.

          3.3 In order to facilitate the speedy development of the Patent Rights, the Licensor hereby endeavors to transfer all Know-how to the Company within thirty (30) days of execution of this Agreement.

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                    ARTICLE 4 - ROYALTIES AND OTHER CONSIDERATION

          4.1 For the rights, privileges and license granted hereunder, the Company shall pay to the Licensor as set forth below, and in accordance with the provisions of Articles 4.4 and 4.5, to the end of the term of the Patent Rights or until this License Agreement shall be terminated as hereinafter provided:

                 4.1.1 The Company shall pay to the Licensor non-refundable semi-annual royalties in an amount equal to six percent (6%) of Net Sales by the Company, or any Affiliate of the Company, of the Licensed Products or Licensed Processes covered by at least one issued and unexpired claim under the Patent Rights and three percent (3%) of Net Sales by the Company or any Affiliate of the Company covered by pending patent claims.

                 4.1.2 The Company shall pay to the Licensor semi-annual royalties in an amount equal to twenty two and one half percent (22.5%) of the royalties received by the Company or its Affiliate from sales by any sublicensee of Licensed Products or Licensed Processes. In addition, the Company shall pay to the Licensor fifteen percent (15%) of all sublicensing fees or other lump sum payments or other compensation received by the Company or an Affiliate from its sublicensees for the use, lease or sale of Licensed Products and Licensed Processes; provided, however, that the Company shall pay to the Licensor fifty percent (50%) of lump sum payments, if any, that are made within six (6) months from the Execution of this Agreement and received by the Company or its Affiliate; provided further, however, that no amounts shall be due and payable to the Licensor pursuant to this paragraph
4.1.2 on account of (a) payments made to the Company solely for bona fide research and development (but which shall not include option or other similar fees/consideration for access to or rights to the Patent Rights or Know-how and (b) purchases of debt or equity securities of the Company.

          4.2 On sales of Licensed Products by the Company to Affiliates or related parties which are end users of such Licensed Products the value of Net Sales attributed under this Article 4 shall be that which would have been received in an arms-length transaction, based on sales of like quantity and quality products at or about the time of such transaction.

          4.3 No multiple royalties shall be payable because the use, lease or sale of any Licensed Product or Licensed Process is, or shall be, covered by more than one valid and unexpired claim contained in the Patent Rights. In addition, royalties shall be paid for a Licensed Product or Licensed Process based upon only one of paragraphs 4.1.1 or 4.1.2 above (that is, royalties on direct sales of a Licensed Product or Licensed Process by the Company or its Affiliates shall be based only on paragraph 4.1.1, while royalties on sales of a Licensed Product or Licensed Process by the Company's sublicensees shall be based only on paragraph 4.1.2, so as to avoid double counting).

          4.4 In the event that a Licensed Product is sold in the form of a combination product containing one or more products or technologies which are themselves not a Licensed Product, the Net Sales for such combination product shall be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where A is the invoice price of the Licensed Product or the Fair Market Value of the Licensed Product if sold to an Affiliate and B is

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the total invoice price of the other products or technologies or the Fair
Market Value of the other products or technologies if purchased from an Affiliate. In the case of a combination product which includes one or more Licensed Products, the Net Sales for such combination product upon which the royalty due to the Licensor is based shall not be less than the normal aggregate Net Sales for such Licensed Product.

          4.5 Royalty payments shall be paid in United States dollars in New York, New York or at such other place as the Licensor may reasonably designate consistent with the laws and regulations controlling in any foreign country. Any withholding taxes which the Company, its Affiliate or any sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from such royalty payment to the Licensor. The Company shall furnish the Licensor with the original copies of all official receipts for such taxes. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. in New York, New York on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

          4.6 Royalties payable to the Licensor shall be paid quarterly within sixty (60) days from the end of the fiscal quarter. Each such payment shall be for unpaid royalties which accrued within or prior to the Company's two most recently completed fiscal quarters.

          4.7 Subject to the terms of this paragraph 4.7, the Company shall pay to the Licensor a non-refundable minimum annual royalty (the "Minimum Annual Royalty") equal to seventy-five thousand dollars ($75,000) per year.

                 4.7.1 The Minimum Annual Royalty shall be fully creditable against (a) any payments owing to the Licensor by the Company on account of any payments due and owing under this Article 4, which payments are earned by the Licensor in such year; (b) any payments in such year paid or payable under any CRADA and (c) any payments in such year paid or payable on account of Sponsored Research with any of the Co-owners.

                 4.7.2 Such minimum annual royalties shall be payable in accordance with paragraph 5.1. Notwithstanding the provisions of the above paragraph 4.6, any payment required to be made to the Licensor to meet the Minimum Annual Royalty owed shall be due and payable within sixty (60) days from the end of each calendar year.

                 4.7.3 Notwithstanding anything else to the contrary, in the event that the Company is not granted access to the N.C.I. Clinical Data and pre-clinical data owned by N.I.H. relating to potential Licensed Products and Licensed Processes, then no Minimum Annual Royalty shall be due or payable to the Licensor until the calendar year in which the first Phase II clinical trial pursuant to a Company sponsored IND has commenced, thereafter, the Minimum Annual Royalty shall be reduced to thirty-seven thousand five hundred dollars ($37,500) until the First Commercial Sale.

          4.8 The Company shall pay to the Licensor the following milestone payments which shall be credited against or deducted from royalties otherwise owed or which may in the

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future be owing payable to the Licensor on account of sublicensing royalties and/or lump sum payments received by the Company or its Affiliate from sublicensees pursuant to paragraph 4.1.2:

                 4.8.1 One hundred fifty thousand dollars ($150,000) as an up-front licensing fee, payable upon the earlier to occur of (a) receipt by the Company of the N.C.I. Clinical Data and pre-clinical data or (b) the date that is six (6) months from the Effective Date, in accordance with paragraph
5.1. Any shares of Common Stock (as defined below) issued to the Licensor in satisfaction of the payment due pursuant to this paragraph 4.8.1 shall be priced at the closing price per share of the Common Stock for the ten (10) consecutive trading days preceding (i) the execution of this Agreement and
(ii) the date on which payment is made, whichever is lower;

                 4.8.2 Seventy-five thousand dollars ($75,000) upon approval of the first Company sponsored IND for any Licensed Product with the United States Food and Drug Administration (FDA) or its foreign equivalent, payable in accordance with paragraph 5.1;

                 4.8.3 One hundred fifty thousand dollars ($150,000) upon the date of initiation of the first Company sponsored Phase III Clinical Trial in the United States for a Licensed Product, payable in accordance with paragraph 5.1;

                 4.8.4 Two hundred fifty thousand dollars ($250,000) upon the filing of the first Company sponsored New Drug Application ("NDA") for a Licensed Product with the United States FDA or its foreign equivalent, payable in accordance with paragraph 5.1; and

                 4.8.5 One-million five hundred thousand dollars ($1,500,000) upon the first final approval of a Company sponsored NDA for a Licensed Product by the United States FDA or its equivalent in any Foreign Major Market Country, payable in accordance with paragraph 5.1.

          4.9 Notwithstanding anything in this Agreement to the contrary, no payment obligations shall be due with respect to any sale or sublicense covering any Licensed Product or Licensed Process in a country if:

                 4.9.1 There are no issued Patent Rights underlying such Licensed Product in such country; or

                 4.9.2 To the extent that a patent application is pending, there is no claim within such patent application on which a royalty herein can reasonably be based which has been pending for less than seven (7) years since the initial filing date.

          4.10 To the extent that the Company or any Affiliate of the Company is required, by order or judgement of any court to obtain in any jurisdiction any license from a third party in order to practice the rights purported to be granted to the Company by the Licensor hereunder under issued patents in such jurisdiction, then up to fifty percent (50%) of the royalties payable under such license in such jurisdiction may be deducted from royalties otherwise payable to the Licensor hereunder, provided that in no event shall the aggregate royalties payable to the Licensor in any semi-annual period in such jurisdiction be reduced by more than fifty percent (50%) as a result of any such deduction, provided further that any excess deduction remaining as a result of such limitation may be carried forward to subsequent periods.

          4.11 For a period of three (3) years from the date of execution of this Agreement the Company agrees to use its reasonable efforts to supply up to ten thousand dollars ($10,000)

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worth of O6 Benzyl guanine to the N.C.I. at the Company's expense and calculated at the Company's cost. Any requirements of O6 Benzyl guanine on the part of the N.C.I. in excess of such amount shall be provided to the N.C.I. by the Company at the Company's cost. The Company's obligation to supply O6 Benzyl guanine to the N.C.I. shall terminate upon the earlier to occur of (a) five (5) years from the date of execution of this Agreement, (b) termination of this Agreement pursuant to Article 8 or (c) the establishment of a CRADA, which shall supersede this paragraph 4.11.


                            ARTICLE 5 - PAYMENT BY EQUITY

          5.1 The Company shall have the right, but not the obligation, to fulfill a portion of its payment obligations pursuant to paragraphs 4.7 and
4.8 through the issuance of a number of shares of common stock of the Company (the "Common Stock") equal to the cash value of such payments; provided, however, that in no event shall the cash portion of any such payments be less than the lesser of (a) twenty-five percent (25%) of the amount due and owing and (b) fifty-thousand dollars ($50,000).

          5.2 For purposes of calculating the cash value of the Common Stock under this Article 5, the current market price of the Common Stock shall be deemed to be the average closing price of the Common Stock on the ten (10) consecutive trading days prior to (a) the date of achievement of any such milestone or (b) the date on which any payment pursuant to Article 4 is due, whichever is earlier, on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the representative average closing bid price of the Common Stock as reported by the National Association of Securities Dealers, Inc. Automated Quotations System ("NASDAQ"), or other similar organization if NASDAQ is no longer reporting such information, or, if the Common Stock is not reported on NASDAQ, the average per share bid price for the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or if not so available, the fair market price of the Common Stock as determined by an independent third party accounting firm selected by the Company.

                 5.3.1 All certificates representing the Stock and, until such time as the Stock is sold in an offering which is registered under the Securities Act or the Corporation shall have received an opinion of counsel (including counsel for any recipient of stock hereunder) that such registration is not required in connection with a resale (or subsequent resale) of the Stock under all applicable laws, regulations and rules, all certificates issued in transfer thereof or substitution therefor, shall, where applicable, have endorsed thereon the following (or substantially equivalent) legends:

                  (a) THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER

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THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW.  SUCH
SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT UNDER ALL APPLICABLE LAWS, RULES AND REGULATIONS OR IS OTHERWISE IN COMPLIANCE WITH ALL APPLICABLE LAWS AND REGULATIONS.

                 (b) Any legend required to be placed thereon by any applicable state securities law.

                 (c) A legend to the effect that such shares of stock are subject to a License Agreement that limits the transferability of the shares under certain conditions and applies to any transferee of such shares.

                 5.3.2 With a view to making available to the Licensor the benefits of certain rules and regulations of the SEC which at any time permit the sale of the Common Stock to the public without registration, the Company shall use its reasonable efforts to:

                 (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Act, at all times;

                 (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Exchange Act of 1934 (the "Exchange Act"); and

                 (c) so long as the Licensor owns any unregistered Registrable Securities, furnish to the Licensor upon any reasonable request a written statement by the Company as to its compliance with Rule 144 under the Act, and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as the Licensor may reasonably request in availing itself of any rule or regulation of the Commission allowing the Licensor to sell any such securities without registration.

                 5.3.3 If the Common Stock is or becomes tradeable pursuant to Rule 144 or a similar exemption from registration then the Licensor shall have no right to the registration rights described in paragraph 5.5.

          5.4 The Company agrees that if, at any time, and from time to time, during the period commencing two (2) years after the date hereof, or one (1) year after the Company's next public offering of Common Stock registered under the Securities Act of 1933 (the "Act"), whichever is later, and ending on the date which is five (5) years from the date hereof, the Board of Directors of the Company shall authorize the filing of a registration statement under the Act (other than the initial public offering of the Company's Common Stock, or other than a registration statement on Form S-8, Form S-4 or any other form which does not include substantially the same information as would be required in a form for the general registration of securities) in connection with the proposed offer of any of its securities by it or any of its stockholders, the Company will, subject to the limitations set forth in paragraph 5.5 below, (i) promptly notify the Licensor that such registration statement will be filed and that the Common Stock then held by the Licensor will be

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included in such registration statement at the Co-owner's request, (ii) cause such registration statement to cover all of such Common Stock issued to the Licensor requesting inclusion, (iii) use its reasonable best efforts to cause such registration statement to become effective as soon as practicable and
(iv) take all other action necessary under any Federal or state law or regulation of any governmental authority to permit all such Common Stock which has been issued to the Licensor to be sold or otherwise disposed of, and will maintain such compliance with each such Federal and state law and regulation of any governmental authority for the period necessary for the Licensor to effect the proposed sale or other disposition.

                 5.4.1 The Licensor shall only twice have the right to request inclusion of any of their shares of Common Stock in a registration statement as described in paragraph 5.1.

          5.5 Notwithstanding paragraph 5.4 above, the Company may at any time, abandon or delay any registration commenced by the Company. In the event of such an abandonment by the Company, the Company shall not be required to continue registration of shares requested by the Licensor for inclusion and the Licensor shall retain the right to request inclusion of shares pursuant to paragraph 5.4.

          5.6 The Common Stock will be acquired by the Co-owners and/or their designees for investment purposes only, for an indefinite period of time, for their own account, not as a nominee or agent for any other Entity (as defined in paragraph 1.2.2), and not with a view to the sale or distribution of all or any part thereof, and the Co-owners have no present intention of selling, granting any participation in, or otherwise distributing, any or all of the Common Stock.

                 5.6.1 The Co-owners shall provide to the Company a list of names of individuals and/or entities at least thirty (30) days prior to any sale, grant of participation in or other distribution of any Common Stock by the Licensor. Any sale, grant of participation in or other distribution of any Common Stock by any of the Co-owners shall comply in all respects with the Securities Act and the Exchange Act.

          5.7 The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Article 5, and the Licensor specifically agrees to cooperate affirmatively with the Company, to the extent reasonably requested by the Company, to enforce the rights of the Company and its successors and assignees.

          5.8 The Licensor agrees that, in connection with each underwritten public offering registered under the Act of shares of Common Stock or other equity securities of the Company by or on behalf of the Company, they shall not sell, transfer or offer to sell or transfer, any equity securities of the Company for such period (the "Lock-up Period") as the managing underwriter of such offering determines is necessary to effect the underwritten public offering; provided, however, that the Licensor shall not be subject to a Lock-up Period greater than that required of the Company's officers and directors. The Licensor further agrees that it will sign an agreement as requested by the managing underwriter of such offering to effect the foregoing.

          5.9 With respect to any registration statement pursuant to which the Licensor participates as a selling shareholder, to the extent permitted by law, the Company shall indemnify the Licensor and each person controlling the Licensor within the meaning of Section 15 of the Act, with respect to which any registration, qualification or compliance has been effected, against all claims, losses, damages and liabilities (or action in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or offering circular, or any amendment or supplement thereof, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse the Licensor, and each person controlling the Licensor, for legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred; provided that the Company will not be liable in any such case to the extent that any untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Licensor and stated to be specifically for use in preparation of such registration statement, prospectus or offering circular; provided that the Company will not be liable in any such case where the claim, loss, damage or liability arises out of or is related to the failure of the Licensor to comply with the covenants and agreements contained in any agreement respecting sales of securities of the Company, and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to ny such untrue statement or alleged untrue statement or omission or alleged omission made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement becomes effective or in the amended prospectus filed with the Commission pursuant to Rule 424(b) or in the prospectus subject to completion and term sheet under Rule 434 of the Act, which together meet the requirements of Section 10(a) of the Act (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any the Licensor or person controlling the Licensor, if a copy of the Final Prospectus furnished by the Company to the Licensor for delivery was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Act and the Final Prospectus would have cured the defect giving rise to such loss, liability, claim or damage.

          5.10 The Licensor will severally, if the Common Stock held by the Licensor are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers, each underwriter and each person who controls the Company within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus or offering circular, or any amendment or supplement thereof, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse the Company, such directors and officers, each underwriter and each person controlling the Company for reasonable legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred, in each case to the extent, but only to the extent, that such untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Licensor and stated to be specifically for use in preparation of such registration statement, prospectus or offering circular; provided that the indemnity shall not apply to the extent that such claim, loss, damage or liability results from the fact that a current copy of the prospectus was not made available to the Licensor and such current copy of the prospectus would have cured the defect giving rise to such loss, claim, damage or liability.


                           ARTICLE 6 - REPORTS AND RECORDS

          6.1 The Company shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to the Licensor by way of royalty as aforesaid. After First Commercial Sale, the Licensor may conduct an audit of the books of account of the Company by the Licensor's internal audit division and/or by another designated auditor selected by the Licensor, except one to whom the Company has reasonable and material objection at the sole cost of the Licensor at least once per year upon reasonable notice to the Company and at a mutually agreeable time. In the event that an inspection shows an under reporting or underpayment in excess of the greater of (a) fifty thousand dollars ($50,000) and (b) five percent (5%) of royalties payable for any twelve (12) month period, then the Company shall reimburse the Licensor for the cost of the inspection at the time the Company pays the unreported royalties. In addition, the Company shall conduct an independent audit of sales and royalties at least every three (3) years if annual sales of Licensed Products or Licensed Processes exceeds ten million dollars ($10,000,000). The audit shall address, at a minimum, the amount of gross sales by or on behalf of the Company during the audit period, the amount of funds owed to the Licensor under this Agreement and whether the amount owed has been paid to the Licensor and is reflected in the records of the Company.
 A report by the auditor shall be submitted to the Licensor promptly upon completion. The cost of such audit shall be borne by the Company.

          6.2 Within sixty (60) days from the end of each quarter of each calendar year, the Company shall deliver to the Licensor complete and accurate reports, giving such particulars of the business conducted by the Company during the preceding quarter under this License Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

                 6.2.1 All Licensed Products and Licensed Processes used, leased or sold, by or for the Company or its Affiliates.

                 6.2.2 Total amounts invoiced for Licensed Products and Licensed Processes used, leased or sold, by or for the Company or its Affiliates.

                 6.2.3 Deductions applicable in computed "Net Sales" as defined in Paragraph 1.7.

                 6.2.4 Total royalties due based on Net Sales by or for the Company or its Affiliates.

                 6.2.5 Names and addresses of all sublicensees and Affiliates of the Company.

                 6.2.6 On an annual basis, the Company's year-end financial statements.

          6.3 With each such quarterly report submitted, the Company shall pay to the Licensor the royalties due and payable under this Agreement. If no royalties shall be due, the Company shall not be required to make a report pursuant to this Article 6.

          6.4 Amounts which are not paid when due and which are not the subject of a bona fide dispute shall accrue interest from the due date until paid, at a rate equal to then prevailing prime rate of Citibank, N.A., plus two percent (2%).

          6.5 The Company agrees to forward to the Licensor annually a copy of any report, which is in substance similar to the report required by this Article 6, received from any sublicensee and other documents received from any sublicensee as the Licensor may reasonably request, as may be pertinent to an accounting of royalties.

          6.6 Attached hereto as Exhibit A is a Draft Development Plan for O6 Benzyl guanine and Related Technologies, to which the Company agrees to use its reasonable efforts to adhere.

          6.7 The Licensor agrees to hold in confidence each report delivered by the Company pursuant to this Article 6. Notwithstanding the foregoing, the Licensor may disclose any such information required to be disclosed pursuant to any judicial, administrative or governmental request, subpoena, requirement or order, provided that the Licensor takes reasonable steps to provide the Company with the opportunity to contest such request, subpoena, requirement or order.

                    ARTICLE 7 - PATENT PROSECUTION AND MAINTENANCE

          7.1 Upon receipt of appropriate documentation of expenses, the Company shall pay to the Licensor the approximate amount of Two Hundred Thousand dollars ($200,000), payable over a six (6) month period upon the earlier to occur of (a) receipt by the Company of the N.C.I. Clinical Data and pre-clinical data or (b) the date that is six (6) months from the Effective Date, for all reasonable out-of-pocket expenses that the Licensor has incurred in connection with the preparation, filing, prosecution and maintenance of the Patent Rights prior to the execution of this Agreement. Subject to the provisions of Article 7.3 hereof, the Company shall continue to reimburse the Licensor for all such future reasonable out-of-pocket expenses within sixty (60) days from receipt by the Company of appropriate documentation of such expenses by the Licensor.

          7.2 The Licensor shall diligently prosecute and maintain the Patent Rights as set forth in Appendix I hereto (as the same may be amended or supplemented from time to time after the date hereof), including, but not limited to, the filing of patent applications which may be required or desirable pursuant to and/or arising out of Sponsored Research, utilizing Pennie & Edmond as patent counsel or such other patent counsel in the future which may be mutually agreed upon by the parties hereto. The Licensor agrees to keep the Company well informed with respect to the status and progress of any such applications, prosecutions and maintenance activities and to consult in good faith with the Company and take into account the Company's comments and requests with respect thereto. Both parties agree to provide reasonable cooperation to each other to facilitate the application and prosecution of patents pursuant to this Agreement or arising out of any Sponsored Research.

          7.3 The Licensor may, in its discretion, elect to abandon any patent applications or issued patent comprising the Patent Rights, in which case the Company shall have no further royalty obligation to the Licensor in respect of any Licensed Products and Licensed Processes the manufacture, use or sale of which are covered by an issued claim of such abandoned Patent Rights. Prior to any such abandonment, the Licensor shall give the Company at least sixty (60) days notice and a reasonable opportunity to take over prosecution of such Patent Rights. In such event, the Company shall have the right, but not the obligation, to commence or continue such prosecution and to maintain any such Patent Rights under its own control and at its expense and the Company shall then have no royalty or other obligation to the Licensor in respect of any Licensed Products and Licensed Processes, the manufacture, use or sale of which is covered by an issued claim of such Patent Rights. The Licensor agrees to cooperate in such activities including execution of any assignments or other documents necessary to enable the Company to obtain and retain sole ownership and control of such Patent Rights.

                               ARTICLE 8 - TERMINATION

          8.1 If the Company shall become bankrupt, or shall file a petition in bankruptcy, or if the business of the Company shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of the Company or otherwise, this License Agreement shall automatically terminate.

          8.2 Should the Company fail to make payment to the Licensor of royalties due in accordance with the terms of this Agreement which are not the subject of a bona fide dispute between the Licensor and the Company, the Licensor shall have the right to terminate this License Agreement within sixty (60) days after giving said notice of termination unless the Company shall pay to the Licensor, within the 60-day period, all such royalties due and payable. Subject to Article 9, upon the expiration of the 60-day period, if the Company shall not have paid all such royalties due and payable, the rights, privileges and license granted hereunder shall, at the option of the Licensor, immediately terminate.

          8.3 Upon any material breach or default of this License Agreement by the Company, other than as set forth in Paragraphs 8.1 and 8.2 hereinabove, the Licensor shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder upon giving sixty
(60) days notice to the Company. Such grounds for termination include, but shall not be limited to, the Licensor's reasonable determination that the Company is not using its reasonable best efforts to keep Licensed Products or Licensed Processes reasonably available to the public after commercial use commences. Subject to Article 9, such termination shall become effective immediately unless the Company shall have cured any such breach or default prior to the expiration of the sixty (60) day period referred to above.

          8.4 The Company shall have the right at any time to terminate this Agreement in whole or as to any portion of the Patent Rights by giving ninety (90) days notice thereof in writing to the Licensor.

          8.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination or obligations under Articles 6, 9, 10, 11, 16 and 17. Notwithstanding the foregoing, if this Agreement is terminated by the Company prior to the date that is six (6) months from the date hereof, the Company shall have no obligation to make any payment under this Agreement whatsoever, except that the Company shall be required to pay fifty percent (50%) of the license fee set forth in section
4.8.1. The Company and/or any sublicensee thereof may, however, after the effective date of such termination and continuing for a period not to exceed six (6) months thereafter, sell all completed Licensed Products, as well as any Licensed Products in the process of manufacture at the time of such termination, provided that the Company shall pay or cause to be paid to the Licensor the royalties thereon as required by Article 4 of this License Agreement and shall submit the reports required by Article 6 hereof on the sales of Licensed Products.

          8.6 If not terminated sooner, this Agreement shall terminate on the date of the last to expire claim contained in the Patent Rights.

          8.7 Paragraph 4.11 shall survive termination of this Agreement for a period of two (2) years from the date of termination unless this Agreement is terminated as a result of a breach by any of the Co-owners or failure of the Licensed Products to prove efficacious.


                               ARTICLE 9 - ARBITRATION

          9.1 Any dispute or any controversy between the parties involving the construction or application of any terms, covenants or conditions of this Agreement, or transactions under it or any claim arising out of or relating to this Agreement, shall be submitted to binding arbitration. The parties shall first use good faith efforts to resolve any such dispute through full and meaningful discussions, which shall include at least one face-to-face meeting between authorized representatives of each party and a written exchange of positions. If, after ninety (90) days from the date of first discussion of the disputed issues, the parties are unable to resolve the dispute, either party may refer the dispute, controversy or claim to arbitration in New York, New York in accordance with the provisions set forth below and the Commercial Arbitration Rules of the American Arbitration Association (the "AAA") then in effect. Judgement upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding anything to the contrary which may now or hereafter be contained in said rules of the AAA, the parties hereby agree as follows:

          9.1.1 Each party shall appoint one (1) person to hear and determine the dispute on or before the end of the sixtieth (60th) day after receipt of notice of arbitration from the noticing party, and who shall have reviewed and agreed to terms of this clause. Within thirty (30) days therefrom, the two persons so chosen shall select a third, impartial arbitrator and the majority decision of the tribunal shall be final and conclusive upon both parties. All such arbitrators shall be experienced in the field related to the Agreement. If either party fails to designate its arbitrator within the time period set forth above, then the arbitrator designated by the one party shall act as the sole arbitrator and shall be deemed to be the single, mutually approved arbitrator to resolve the controversy. If the two selected arbitrators fail to agree upon the identity of a third, said third arbitrator shall be selected by the AAA upon application of either party thereto. If the parties are unable to agree upon a rate of compensation for the arbitrators, they shall be compensated for their services at a rate to be determined by the AAA.

          9.1.2 Discovery shall be governed by the Federal Rules of Civil Procedure. The scope and extent thereof shall be as the arbitrators determine to be appropriate under the circumstances. The arbitrators shall issue a ruling within thirty (30) days of impanelment setting forth the scope and extent of discovery, and the date when all discovery is to be concluded. Although the arbitrators shall have the duty to meet with the parties at least once in order to hear evidence, the panel shall avail itself of all available technologies, including conference calling and video conferencing, to resolve pre-hearing and/or discovery matters.

          9.1.3 The arbitrators shall have the power and authority to award relief under legal or equitable principles, including interim or preliminary relief.

          9.1.4 The costs of the arbitration (excluding attorney's fees) shall be borne by the non-prevailing party.

          9.1.5 The arbitrators shall have the right to direct the payment of attorney's fees in their sole discretion.

     9.2 Within one-hundred-eighty (180) days of the date of impanelment (the date on which the third arbitrator agrees to serve, or the date on which one of the parties fails to designate an arbitrator), the arbitrators shall, upon the request of either party, issue a draft of a factual detailed, reasoned written opinion of their findings of fact and conclusions of law. Upon receipt by the requesting party of said written opinion, said requesting party shall have the right within twenty (20) days to file a Motion to Reconsider, and the arbitrators thereupon shall reconsider the issues raised by said motion and either confirm or modify their decision. In any event, the arbitrators shall then issue a Final Decision which shall then be final and conclusive upon bot parties hereto.


                     ARTICLE 10 - INFRINGEMENT AND OTHER ACTIONS

          10.1 The Company and the Licensor shall promptly provide written notice, to the other party, of any alleged infringement by a third party of the Patent Rights and provide such other party with any available evidence of such infringement.

          10.2 During the term of this Agreement, the Company shall have the right, but not the obligation, to prosecute and/or defend, at its own expense and utilizing counsel of its choice, any infringement of, and/or challenge to, the Patent Rights. In furtherance of such right, the Licensor hereby agrees that the Company may join the Licensor as a party in any such suit, without expense to the Licensor. No settlement, consent judgment or other voluntary final disposition of any such suit which would adversely affect the rights of the Licensor may be entered into without the consent of the Licensor, which consent shall not be unreasonably withheld. The Company shall indemnify and hold the Licensor harmless against any costs, expenses or liability that may be found or assessed against the Licensor in any such suit other than resulting from the Licensor's negligence or wilful misconduct.

          10.3 In the event that a claim or suit is asserted or brought against the Company alleging that the manufacture or sale of any Licensed Product by the Company, an Affiliate of the Company, or any sublicensee, or the use of such Licensed Product by any customer of any of the foregoing, infringes proprietary rights of a third party, the Company shall give written notice thereof to the Licensor. The Company may, in its sole discretion, modify such Licensed Product to avoid such infringement and/or may settle on terms that it deems advisable in its sole discretion, subject to paragraph
10.2. Otherwise, the Company shall have the right, but not the obligation, to defend any such claim or suit. In the event the Company elects not to defend such suit, the Licensor shall have the right, but not the obligation to do so at its sole expense.

          10.4 Any recovery of damages by the Company, in any such suit, shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the Company relating to the suit and then to the Licensor for any royalties credited in accordance with paragraph 10.5. The balance remaining from any such recovery shall be treated as royalties received by the Company from sublicensees and shared by the Licensor and the Company in accordance with Paragraph 4.1.2 hereof.

          10.5 The Company may credit up to fifty percent (50%) of any litigation costs incurred by the Company in any country pursuant to this
Article 10 and up to 50% of all amounts paid in judgement or settlement of litigation pursuant to this Article 10 against royalties thereafter payable to the Licensor hereunder for such country and apply the same toward one-half of its actual, reasonable out-of-pocket litigation costs. If one-half of such litigation costs in such country exceeds 50% of royalties payable to the Licensor in any year in which such costs are incurred than the amount of such costs, expenses and amounts paid in judgement or settlement, in excess of such 50% of the royalties payable shall be carried over and credited against royalty payments in future years for such country.

          10.6 If within six (6) months after receiving notice of any alleged infringement, the Company shall have been unsuccessful in persuading the alleged infringer to desist, or shall not have brought and shall not be diligently prosecuting an infringement action, or if the Company shall notify the Licensor, at any time prior thereto, of its intention not to bring suit against the alleged infringer, then, and in those events only, the Licensor shall have the right, but not the obligation, to prosecute, at its own expense and utilizing counsel of its choice, any infringement of the Patent Rights, and the Licensor may, for such purposes, join the Company as a party plaintiff. The total cost of any such infringement action commenced solely by the Licensor shall be borne by the Licensor and the Licensor shall keep any recovery or damages for infringement or otherwise derived therefrom and such shall not be applicable to any royalty obligation of the Company.

          10.7 In any suit to enforce and/or defend the Patent Rights pursuant to this License Agreement, the party not in control of such suit shall, at the request and expense of the controlling party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.


                   ARTICLE 11 - LIMITATION OF LIABILITY, INDEMNITY

          11.1 The Licensor, by this License Agreement, makes no representations or warranties as to the validity and/or breadth of the inventions contained in the Patent Rights and the Company so acknowledges. The Licensor, by this License Agreement makes no representations or warranties as to patents now held or which will be held by others in the field of the Licensed Products and/or Licensed Processes for a particular purpose.

          11.2 EXCEPT AS MAY BE EXPRESSLY PROVIDED HEREIN, THE LICENSOR DOES NOT MAKE, AND EXPRESSLY DISCLAIMS ANY WARRANTIES, EITHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, AS TO ANY MATTER WHATSOEVER, INCLUDING
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          11.3 The Company agrees to defend, indemnify and hold the Licensor harmless from and against all liability, demands, damages, including without limitation, expenses or losses including death, personal injury, illness or property damage arising directly or indirectly (a) out of use by the Company or its transferees of inventions licensed or information furnished under this License Agreement or (b) out of any use, sale or other disposition by the Company or its transferees of Patent Rights, Licensed Products or Licensed Processes, in each case which are not judicially determined to be the result of Licensor's negligence or wilful misconduct. The Company agrees that any sublicense agreement it enters relative to the Licensed Products and/or Licensed Processes shall contain a covenant by such sub-licensee providing for the indemnification of the Licensor as provided in this Article.

          11.4 Prior to the First Commercial Sale, the Company shall obtain and maintain products liability insurance covering the risk of claim, liabilities, expenses and judgments for which it has agreed to indemnify the Licensor pursuant to paragraph 11.3 hereof. Coverage shall be in an amount which is not less than one million dollars ($1,000,000) per occurrence. The parties agree that adequate evidence of the required coverage has or will be provided by the Company to the Licensor at: Penn State Intellectual Property Office, 113 Technology Center, University Park, PA 16802-7000, and the Company agrees to keep said office informed of any changes in coverage or carriers.


                               ARTICLE 12 - ASSIGNMENT

          This Agreement and the rights and duties appertaining hereto may not be assigned by either party without first obtaining (a) the written consent of the other, which consent shall not be unreasonably withheld and
(b) the approval of the N.I.H., which shall not be unreasonably withheld.
Any such purported assignment, without the written consent of the other party and the N.I.H., shall be null and of no effect. Notwithstanding the foregoing, the Company may assign this Agreement without the consent of the Licensor (i) to a purchaser, merging or consolidating corporation, or acquirer of substantially all of the Company's assets or business and/or pursuant to any reorganization qualifying under section 368 of the Internal Revenue Code of 1986 as amended, as may be in effect at such time in an arm's-length transaction approved by the Board of Directors in accordance with applicable law, provided that the surviving entity of such purchase, merger, consolidation, acquisition or reorganization is a publicly traded company and agrees to abide by the terms of this Agreement, or (ii) to an Affiliate of the Company, provided that such Affiliate is a publicly traded company and/or the Company agrees to continue to satisfy all payment obligations owed to the Licensor hereunder.

                      ARTICLE 13 - PAYMENT OF FEES AND EXPENSES

          Each of the Company and the Licensor shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and the agreements and transactions contemplated hereby.


                      ARTICLE 14 - USE OF NAMES AND PUBLICATION

          14.1 Nothing contained in this Agreement shall be construed as granting any right to the Company or its Affiliates to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the Licensor or any of its units (including contraction, abbreviation or simulation of any of the foregoing) without the prior, written consent of the Licensor; provided, however, that the Licensor acknowledges and agrees that the Company may use the name of the Licensor and the names of the Principal Investigators in various documents used by the Company for capital raising and financing without such prior written consent but only to the extent that such use of names may be reasonably required by law. The Licensor acknowledges that the Principal Investigators may act as consultants and scientific advisors to the Company with respect to the licenses granted to the Company hereunder, subject to the respective policies of the Licensor.

          14.2 Nothing herein shall be deemed to establish a relationship of principal and agent between the Licensor and the Company, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as creating a partnership between the Licensor and the Company, or as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

          14.3 Except as set forth in paragraph 14.4, in the event that the Licensor or Principal Investigators desire, individually or as a group, to publish or disclose, by written, oral or other presentation, Know-how, Patent Rights, or any material information related thereto then the Licensor or the Principal Investigator(s) shall notify the Company in writing by facsimile where confirmed by the receiving party, and/or by certified or registered mail (return receipt requested) of their intention at least sixty (60) days prior to any speech, lecture or other oral presentation and at least sixty
(60) days before any written or other publication or disclosure. The Principal Investigator(s) shall include with such notice a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. No later than thirty
(30) days following the receipt of such notice, the Company may request that the Principal Investigator(s) and the Licensor, delay such presentation, publication or disclosure for a reasonable period of time in order to enable the Company to file, or have filed on their behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed or request that the Licensor do so. Upon receipt of such request to delay such presentation, publication or disclosure, the Licensor and the Principal Investigator(s) shall arrange for a delay of such presentation, publication or disclosure for a reasonable period of time necessary for the Company or the Licensor to file, or have filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to the Company and the Licensor; provided, however, that in no event shall such delay be greater than forty-five (45) days. If neither the Principal Investigator(s) nor the Licensor receive any such request from the Company to delay such presentation, publication or disclosure, the Licensor or the Principal Investigator(s) may submit such material for presentation, publication or other form of disclosure.

          14.4 In the event that the N.I.H., or the Principal Investigator(s) of the N.I.H. (the "N.I.H. Investigator(s)"), desires, individually or as a group, to publish or disclose, by written, oral or other presentation, Know-how, Patent Rights, or any material information related thereto then the N.I.H. or the N.I.H. Investigator(s) shall notify the Company in writing by facsimile where confirmed by the receiving party, and/or by certified or registered mail (return receipt requested) of their intention at least thirty (30) days prior to any speech, lecture or other oral presentation and at least thirty (30) days before any written or other publication or disclosure. The N.I.H. Investigator(s) shall include with such notice a description of any proposed oral presentation or, in any proposed written or other disclosure, a current draft of such proposed disclosure or abstract. No later than thirty (30) days following the receipt of such notice, the Company may request that the N.I.H. and the N.I.H. Investigator(s), delay such presentation, publication or disclosure for an additional period of thirty (30) days (which 30-day period shall not be renewable) in order to enable the Company to file, or have filed on their behalf, a patent application, copyright or other appropriate form of intellectual property protection related to the information to be disclosed or request that the N.I.H. do so. Upon receipt of such request to delay such presentation, publication or disclosure, the N.I.H. and the N.I.H. Investigator(s) shall arrange for a second thirty (30) day period of delay of such presentation, publication or disclosure so that the Company or the N.I.H. may file, or have filed on its behalf, such patent application, copyright or other appropriate form of intellectual property protection in form and in substance reasonably satisfactory to the Company and the N.I.H. If neither the N.I.H. nor the N.I.H. Investigator(s) receive any such request from the Company to delay such presentation, publication or disclosure, the N.I.H. or the N.I.H. Investigator(s) may submit such material for presentation, publication or other form of disclosure.

               ARTICLE 15 - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

          Any payment, notice or other communication required or permitted to be given pursuant to this Agreement shall be in writing and sent by certified first class mail, postage prepaid, by hand delivery or by facsimile if confirmed in writing, in each case effective upon receipt, at the addresses below or as otherwise designated by written notice given to the other party:

          In the case of the Licensor:

                         416 Old Main
                         University Park, PA  16802
                         Attn:  David E. Branigan
                                Associate Treasurer
                         Tel:   814-865-1359
                         Fax:

          With a copy to:

          N.I.H.:        6011 Executive Boulevard, Ste. 325
                         Rockville, MD  20852
                         Attn:  Joseph Contrera and
                                Linda Harris
                         Tel:   301-496-7057 Ext. 244
                         Fax:   301-402-0220

          Case Western:

                         Office of the Provost
                         Case Western Reserve University
                         10900 Euclid Avenue
                         Cleveland, OH  44106-7004
                         Attn:  University Attorney
                         Tel:   216-368-4388
                         Fax:   216-368-4325

          In the case of the Company:

                         Pacific Pharmaceuticals, Inc.
                         6730 Mesa Ridge Road
                         San Diego, CA  92121
                         Attn:  Dr. H. Laurence Shaw

                         Tel:   619-550-3900
                         Fax:   619-550-3929

          With a copy to:

                         Paramount Capital Investments, LLC
                         787 Seventh Avenue
                         New York, NY  10019
                         Attn:  Michael S. Weiss
                         Tel:   212-554-4350
                         Fax:   212-554-4355

                             ARTICLE 16 - CONFIDENTIALITY

          16.1 Any proprietary or confidential information directly relating to the Invention (including but not limited to Know-how and patent prosecution documents relating to Patent Rights) collectively constitute the "Confidential Information." The Company and the Licensor agree that they will not use the Confidential Information for any purpose unrelated to this Agreement or any Sponsored Research, and will hold it in confidence during the term of this Agreement and for a period of five (5) years after the termination or expiration date of this Agreement. The Company shall exercise with respect to such the Confidential Information the same degree of care as the Company exercises with respect to its own confidential or proprietary information of a similar nature, and shall not disclose it or permit its disclosure to any third party (except to those of its employees, consultants, or agents who are bound by the same obligation of confidentiality as the Company is bound by pursuant to this Agreement). However, such undertaking of confidentiality by the Company shall not apply to any information or data which:

                 16.1.1 The Company receives at any time from a third-party lawfully in possession of same and having the right to disclose same.

                 16.1.2 Is, as of the date of this Agreement, in the public domain, or subsequently enters the public domain through no fault of the Company.

                 16.1.3 Is independently developed by the Company as demonstrated by written evidence without reference to information disclosed to the Company by the Licensor.

                 16.1.4 Is disclosed pursuant to the prior written approval of the Licensor.

                 16.1.5 Is required to be disclosed pursuant to law or legal process (including, without limitation, to a governmental authority) provided, in the case of disclosure pursuant to legal process, reasonable notice of the impending disclosure is provided to the Licensor and the Licensor has agreed to such disclosure in writing or have exhausted their right to contest such disclosure.


                        ARTICLE 17 - MISCELLANEOUS PROVISIONS

          17.1 This License Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

          17.2 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Company shall assume all legal obligations to do so and the costs in connection therewith.

          17.3 The Company shall observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export
Administration Regulations.

          17.4 The parties hereto acknowledge that this Agreement, including the Appendices and documents incorporated by reference, sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument subscribed to by the parties hereto.

          17.5 The provisions of this License Agreement are severable, and in the event that any provision of this License Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

          17.6 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this License Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

          17.7 The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

          17.8 This Agreement will not be binding upon the parties until it has been signed below on behalf of each party, in which event, it shall be effective as of the date recited on page one.

          17.9 This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

          17.10 This Agreement embodies the entire understanding of the parties relating to the licensing of the Invention and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

          17.11 Each party hereto shall be excused from any breach of this Agreement which is proximately caused by governmental regulation, act of war, strike, act of God or other similar circumstance normally deemed outside the control of the parties.

     IN WITNESS WHEREOF, the parties hereto have executed this License Agreement, in triplicate by proper persons thereunto duly authorized.


PACIFIC PHARMACEUTICALS, INC.             PENNSYLVANIA STATE UNIVERSITY

By:    /s/ H. LAURENCE SHAW               By:    /s/ DAVID BRANIGAN
       ----------------------------              ----------------------------
Name:  Dr. H. Laurence Shaw               Name:  David Branigan
       ----------------------------              ----------------------------
Title: Chief Executive Officer            Title: Associate Treasurer
       ----------------------------              ----------------------------
Date:  03-18-98                           Date:  03-13-98
       ----------------------------              ----------------------------


AGREED AND ACCEPTED:
UNIVERSITY OF CHICAGO                     CASE WESTERN RESERVE UNIVERSITY

By:     /s/ Mary Ellen Sheridan           By:
       ----------------------------              ----------------------------
Name:  Mary Ellen Sheridan                Name:
       ----------------------------              ----------------------------
Title: Assistant Vice President           Title:
       ----------------------------              ----------------------------
Date:  03-17-98                           Date:
       ----------------------------              ----------------------------

NATIONAL INSTITUTES OF HEALTH

By:    /s/ Joe Contrera
       ----------------------------
Name:  Joe Contrera
       ----------------------------
Title: Office of Technology Transfer
       ----------------------------
Date:  02-12-98
       ----------------------------

                                  APPENDIX I

U.S. Patent #'s 5,091,430, 5,358,952, 5,352,669, 5,525,606 and U.S. Patent
Application # 08/620/969, filed on March 25, 1996, U.S. Patent Application # 08/255/190, filed on June 7, 1994 and Divisional U.S. Patent Application # 08/661/923, filed on June 11, 1996 (divisional of U.S. Patent #5,525,606).

                                     SCHEDULE A
                                     EXHIBIT A
                 DRAFT PLAN FOR THE DEVELOPMENT OF O6-BENZYL GUANINE
                               AND RELATED TECHNOLOGIES

     The following will serve to outline Pacific Pharmaceuticals, Inc.'s (the "Company") plans for development of O6-Benzyl guanine ("BG") and related technologies as an intervenous chemotherapeutic agent used in combination with alkylating agents such as BCNU (the "Agent" or "Agents") for the treatment of cancer.

     The Company intends to establish a clinical development plan in order to obtain regulatory approval of BG from the United States Food and Drug Administration as well as from equivalent foreign regulatory authorities on a world-wide basis. It is anticipated that with the information currently available from completed pre-clinical and clinical studies conducted by the National Institute of Health, the Cancer Therapy Evaluation Program ("CTEP"), the National Cancer Institute and various universities, the Company will be able to commence Phase II clinical trials.

     The Company believes that the continued participation of CTEP will be ensured through the execution of a Cooperative Research and Development Agreement ("CRADA") to be negotiated by and between the Company and CTEP. The Phase II study may involve therapy with a combination of BG and an Agent in previously untreated cancer patients or in patients who have failed therapy with an Agent.

     The Company will study the benefits of development of selected related technologies through Sponsored Research Agreements or other means. Related technologies of potential interest to the Company may include 8-oxo-BG, certain ribosylated derivatives with increased water solubility, and gene therapy approaches to protecting the bone marrow from toxicity.

     The Company and /or its Affiliates agree to use their reasonable best efforts to attain the following milestones for its performance under this agreement and, within sixty (60) days of achieving a milestone, shall notify the Co-owners that such milestone has been achieved.

     For the O6 Benzylguanine parent molecule:


              EVENT                                              DATE
              -----                                              ----
 First filing of a Company Sponsored Investigational
 New Dug Application with the United States Food and
 Drug Administration (FDA) or foreign equivalent in
 a Major Market Country                                         2Q 2000

 Completion of enrollment of the first Company
 Sponsored Phase II clinical trial with the FDA or
 its foreign equivalent in a Major Market
 Country                                                        1Q 2001

 Completion of enrollment of the first Company
 Sponsored Phase III clinical trial with the FDA or
 its foreign equivalent in a Major Market
 Country                                                        2Q 2004

 First filing of a Product License Application or
 foreign equivalent in a Major Market Country                   1Q 2006

 First receipt of Approvable Letter by the FDA or
 foreign equivalent in a Major Market Country                   1Q 2008


It is understood and agreed by the Co-owners that in the event that the Company is not provided with the N.C.I. Clinical Data and pre-clinical data, then each of the above milestones shall be extended by three (3) years.

     For additional candidate compounds, if any, the Company and/or its Affiliates agree to use reasonable best efforts to proceed with pre-clinical development within four (4) years. If after that time, the Company and/or its Affiliates have not commenced pre-clinical development, the Company and/or its Affiliates will give due consideration to granting a sublicense to companies interested in developing any such additional candidate compounds.

                                   EXHIBIT B